Exhibit 2.2

ACQUISITION AGREEMENT

BY AND AMONG

CBM FLORIDA HOLDING COMPANY,

COMMUNITY BANK OF MANATEE,

FIRST COMMUNITY BANK CORPORATION OF AMERICA

AND

FIRST COMMUNITY BANK OF AMERICA

DATED AS OF FEBRUARY 10, 2011

TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

Exhibits:

A.	Support Agreement

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ACQUISITION AGREEMENT

ACQUISITION AGREEMENT, dated as of February 10, 2011 (this “Agreement”), by and among CBM FLORIDA HOLDING COMPANY, a Delaware corporation (“Parent”); COMMUNITY BANK OF MANATEE, Florida chartered commercial bank (“CBM”); FIRST COMMUNITY BANK CORPORATION OF AMERICA, a Florida corporation (the “Company”); and FIRST COMMUNITY BANK OF AMERICA, a federal savings association (the “Bank”).

RECITALS:

A. The Board of Directors of Parent, CBM, the Company and the Bank have deemed it in the best interests of Parent, CBM, the Company and the Bank, respectively, and their respective stockholders, that Parent, CBM, the Company and the Bank consummate the transactions provided for in this Agreement.

B. The Board of Directors of Parent, CBM, the Company and the Bank have approved, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Florida Banking Code, this Agreement and the transactions contemplated hereby, including the merger of the Bank with and into CBM with CBM continuing as the surviving corporation (the “Acquisition”), all in accordance with the FBCA and upon the terms and subject to the conditions set forth in this Agreement.

C. The Board of Directors of the Company has resolved to recommend to the Company’s stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Acquisition.

D. Parent, as the majority stockholder of CBM, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Acquisition.

E. The Company, as the sole stockholder of the Bank, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Acquisition.

F. Parent, CBM, the Company and the Bank desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

G. As an inducement and condition to the execution of this Agreement by the Parent and CBM, the Company has delivered to the Parent a support agreement in the form set forth in Exhibit A (the “Support Agreement”), executed by certain shareholders of the Company as designated therein.

H. Terms used in this Agreement shall have the meanings set forth in Section 8.5, unless otherwise defined in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE ACQUISITION

SECTION 1.1 The Acquisition. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the FBCA, the Bank shall be merged with and into CBM, the separate corporate existence of the Bank shall cease, and CBM shall continue as the surviving corporation. CBM, as the surviving corporation after the Acquisition, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the FBCA (the “Articles of Merger”) shall be duly executed by CBM and the Bank and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Florida. The Acquisition shall become effective upon the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida or at such other date and time as the Parent and the Company may mutually agree and include in the Articles of Merger (the “Effective Time”).

SECTION 1.3 Effects of the Acquisition. At the Effective Time, the effects of the Acquisition shall be as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the rights, privileges, powers and franchises of each of the Bank and CBM, and all property, real, personal and mixed, and all debts due to each of the Bank and CBM on whatever account (including stock subscriptions and all other things in action) or belonging to each of such corporations shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Bank and CBM shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Bank or CBM acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Acquisition or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Bank or CBM, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

SECTION 1.5 Articles of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of CBM shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the FBCA and as provided in such Articles of Incorporation.

(b) At the Effective Time, the Bylaws of CBM shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the FBCA and as provided in such Bylaws.

(c) Unless otherwise determined by the Parent prior to the Effective Time, the directors of CBM immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of CBM immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Articles of Incorporation and Bylaws, or as otherwise provided by applicable law.

SECTION 1.6 Effect of the Acquisition on Capital Stock. At the Effective Time, as a result of the Acquisition and without any action on the part of any party or the holder of any capital stock of CBM or the Bank:

(a) Conversion of Bank Common Stock. Each share (each a “Share” and collectively, the “Shares”) of the Bank Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive from CBM an amount per Share equal to: (i) Ten Million Dollars ($10,000,000) (less the FCLS Purchase Price to be paid under Section 1.8), divided by (ii) the number of Shares outstanding at the Effective Time (the “Acquisition Consideration”). As of the Effective Time, all Shares of Bank Common Stock converted into the right to receive the Acquisition Consideration pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the Company, as the sole holder of such Shares, shall cease to have any rights with respect thereto, except the right to receive the Acquisition Consideration.

(b) CBM Capital Stock. Each share of CBM’s capital stock that is issued and outstanding immediately prior to the Effective Time shall be converted into an equivalent share of the capital stock of the Surviving Corporation.

(c) Cancellation of Treasury Stock. All shares of Bank Common Stock that are owned by the Bank shall, by virtue of the Acquisition and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

SECTION 1.7 Share Exchange. At the Effective Time, the share transfer books of the Bank shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Bank. At the Effective Time, the Company shall deliver to CBM certificates representing ownership of all the Shares outstanding immediately prior to the Effective Time (“Certificates”), and CBM shall pay to the Company the Acquisition Consideration with respect to such Shares.

SECTION 1.8 Purchase of First Community Lender Services, Inc. At the Effective Time, the Company shall sell all of the outstanding capital stock of First Community Lender Services, Inc., a Florida corporation (“FCLS”), to CBM, free and clear of all Liens for a purchase price equal to the net book value of FCLS as of the Effective Time (the “FCLS Purchase Price”). CBM shall pay the purchase price to the Company at the Effective Time. The purchase of the capital stock of FCLS shall be deemed to be a part of the Acquisition for purposes of this Agreement.

SECTION 1.9 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Acquisition (the “Closing”) will be held at the offices of Shutts & Bowen LLP, Miami, Florida, at 10:00 a.m., local time, no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND CBM

Except as set forth in the Disclosure Schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and CBM hereby jointly and severally represent and warrant to the Company and the Bank as follows:

SECTION 2.1 Organization and Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. CBM is a Florida banking corporation, duly organized, validly existing and in good standing under the laws of the State of Florida.

SECTION 2.2 Authority.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent, no other corporate action is necessary for the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms.

(b) CBM has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CBM and the consummation by CBM of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of CBM, no other corporate action is necessary for the execution and delivery of this Agreement by CBM, the performance by CBM of its obligations hereunder or the consummation by CBM of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CBM and constitutes a legal, valid and binding obligation of CBM, enforceable against it in accordance with its terms.

SECTION 2.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.3(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and CBM does not, and the performance of this Agreement by Parent and CBM and the consummation of the transactions contemplated hereby will not, violate or conflict with the articles of incorporation or bylaws of Parent or CBM, or (ii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), violate any valid and enforceable judgment, ruling, Order, writ, injunction, decree, Permit or Laws applicable to Parent or CBM or by which any of their respective properties are bound.

(b) Except for applications to be filed with the FDIC and the Florida OFR (and, if requested, the Federal Reserve), and the filing of the Articles of Merger under the FBCA, and such other actions, as in each case set forth in Section 2.3(b) of the Parent Disclosure Schedule, Parent and CBM are not required to prepare or submit any application, notice, report or other filing, or obtain any consent, authorization, approval, registration or confirmation from any Regulatory Agency or from any third party, in connection with the execution, delivery or performance of this Agreement by Parent and CBM and the consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

Except as set forth in the Disclosure Schedule delivered by the Company to Parent and CBM prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company and the Bank hereby jointly and severally represent and warrant on to Parent and CBM as follows:

SECTION 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Bank is a federal savings association organized, validly existing and in good standing under the laws of the United States. FCLS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.

(b) The Bank and FCLS each have the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Bank and FCLS are each duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary.

(c) The Company and the Bank have made available to Parent and CBM complete and correct copies of the articles of incorporation and bylaws or comparable governing documents of the Company, the Bank and FCLS, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

SECTION 3.2 Capitalization. The authorized capital stock of the Bank consists of (i) 1,000,000 shares of Bank Common Stock. As of the date of this Agreement: (A) 347,681 shares of Bank Common Stock were issued and outstanding, all of which were owned by the Company free and clear of all Liens; and (B) no shares of Bank Common Stock were held by the Bank as treasury stock. All outstanding shares of Bank Common Stock are duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Bank to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Bank or any securities convertible into or exchangeable for any capital stock or other equity interests, including restricted stock, restricted stock units and similar securities, or any debt securities of the Bank or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Bank may vote (whether or not dependent on conversion or other trigger event).

SECTION 3.3 Subsidiaries. The Bank and FCLS are the only Subsidiaries of the Company. Neither the Bank nor FCLS has any Subsidiaries. All the outstanding shares of capital stock of FCLS are owned by the Company, free and clear of all Liens. All of the capital stock of FCLS owned by the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of FCLS. Except for the shares of FCLS owned by the Company, the Bank does not own, directly or indirectly, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 3.4 Authority.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval of the Acquisition, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Company, and, subject to obtaining the Company Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b) The Bank has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Bank and the consummation by the Bank of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Bank, and no other corporate action is necessary for the execution and delivery of this Agreement by the Bank, the performance by the Bank of its obligations hereunder or the consummation by the Bank of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Bank and constitutes a legal, valid and binding obligation of the Bank, enforceable against it in accordance with its terms.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of the Company, (ii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(c), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the Bank Common Stock or any properties or assets of the Bank or FCLS pursuant to, any of the terms, conditions or provisions of any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC to which the Company is a party or to which the assets or property of the Company are bound, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(c), violate any valid and enforceable judgment, ruling, Order, writ, injunction, decree, Permit or Laws applicable to the Company, the Bank or FCLS, or by which any of their respective properties are bound or subject.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Bank does not, and the performance of this Agreement by the Bank and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of the Bank, (ii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(c), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, on any of the properties or assets of the Bank or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Bank Material Contract, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(c), violate any valid and enforceable judgment, ruling, Order, writ, injunction, decree, Permit or Laws applicable to the Bank or by which any of its properties are bound or subject.

(c) Except for applicable requirements of the Exchange Act, including the filing of the Proxy Statement, and filing of the Articles of Merger under the FBCA, and except the filing of applications and notices with the appropriate Regulatory Agencies (and, if requested, the Federal Reserve), and such other actions, as in each case set forth in Section 3.5(c) of the Company Disclosure Schedule, the Company, the Bank and FCLS are not required to prepare or submit any application, notice, report or other filing, or obtain any consent, authorization, approval, registration or confirmation from any Regulatory Agency or from any third party, in connection with the execution, delivery or performance of this Agreement by the Company and the Bank and the consummation of the transactions contemplated hereby.

SECTION 3.6 SEC Filings; Financial Statements.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, the Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports, documents, proxy statements and exhibits and any amendments thereto required to be filed by the Company with the SEC since January 1, 2009 (collectively with all forms, reports, statements, documents, proxy statements and exhibits filed or furnished subsequent to the date of this Agreement, and any amendments thereto, the “Company SEC Reports”). The Company SEC Reports (i) complied in all material respects, or, if not yet filed or furnished, will comply, as of their respective dates of filing with the SEC, with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, or, if not yet filed or furnished, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, and the consolidated financial statements contained in the Company SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been, and the consolidated financial statements contained in the Company SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) consistently applied during the periods involved, and fairly present, and the financial statements contained in the Company SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

SECTION 3.7 Financial Statements of the Bank.

(a) The Bank has previously delivered to Parent and CBM copies of quarterly thrift financial reports of the Bank for each of the calendar quarters ending on or after January 1, 2009 (collectively, the “Bank Financial Statements”).

(b) The Bank Financial Statements fairly present in all material respects the results of the operations and changes in stockholders’ equity and financial position of the Bank for the respective fiscal periods or as of the respective dates therein set forth. The Bank Financial Statements have been prepared in accordance with GAAP, and comply with all applicable legal and accounting requirements.

(c) The Company and the Bank maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) all material transactions are executed in accordance with management’s general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (c) access to or use of the material property and assets of the Bank is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.8 Absence of Undisclosed Liabilities. Except as disclosed in the Bank Financial Statements, as of the date thereof the Bank had no material obligations or liabilities. At the Closing, FCLS will have no Liabilities other than those reflected in the calculation of the FCLS Purchase Price.

SECTION 3.9 Reports. Except as set forth on Section 3.9 of the Company Disclosure Schedule, the Bank has timely filed all reports, registrations, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 2007 with any Regulatory Agency, including, without limitation, the OTS and the FDIC (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the “Bank Reports”). As of their respective dates, each of the Bank Reports complied with the Laws and Orders enforced or promulgated by the Regulatory Agency (including the OTS) with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.10 Absence of Certain Changes or Events. Except as disclosed in Section 3.10 of the Company Disclosure Schedule, since December 31, 2009, the business of the Bank has been conducted in the ordinary and usual course, consistent with past practice, and there has not been: (1) any event, occurrence, development or state of circumstances or facts which has had or may constitute or result in a Bank Material Adverse Effect; or (2) any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in Section 4.1 of this Agreement had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

SECTION 3.11 Tax Matters.

(a) Except as set forth on Section 3.11 of the Company Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Bank and FCLS have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2004, and on or before the date of the most recent fiscal year end immediately preceding the Closing Date; all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Federal, state, local or foreign Tax laws, regulations or rules. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes which may be payable by the Bank. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) Except as set forth on Section 3.11 of the Company Disclosure Schedule, as of the date hereof, the Bank and FCLS have not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns; and the period during which any assessment against the Bank or FCLS may be made by the Internal Revenue Service or other appropriate authority has expired without waiver or extension of any such period for each such authority.

(c) Except as set forth on Section 3.11 of the Company Disclosure Schedule, as of the date hereof, there are no Liens with respect to any Taxes upon any of the assets and properties of the Bank or FCLS.

(d) Except as set forth on Section 3.11 of the Company Disclosure Schedule, adequate provision for any Taxes due or to become due for the Bank for the period or periods through and including the date of the respective the Bank Financial Statements has been made and is reflected on such Bank Financial Statements.

(e) Except as set forth on Section 3.11, deferred Taxes of the Bank have been adequately provided for in the Bank Financial Statements.

(f) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS has not executed any closing agreement pursuant to Section 7121 of the Internal Revenue Code or any predecessor provision thereof, or any similar provision of state or local law.

(g) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS have disclosed on its federal income Tax Returns all positions taken therein that could give rise to an understatement of federal income Tax within the meaning of Internal Revenue Code Section 6662.

(h) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS have not agreed or is not required to make any adjustments pursuant to Section 481(a) of the Internal Revenue Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and the Internal Revenue Service has not proposed any such adjustment or change in accounting method and has no application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Bank or FCLS.

(i) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS have maintained the books and records required to be maintained pursuant to Section 6001 of the Internal Revenue Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(j) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS are in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(k) Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS have not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Internal Revenue Code.

(l) Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Bank and FCLS are not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code as a result of the transactions contemplated by this Agreement.

SECTION 3.12 Compliance With Laws. The Bank and FCLS have in effect all Permits necessary for it to own, lease, or operate its assets and to carry on its business as now conducted. The Bank and FCLS are not presently in default under or in violation of any such Permit. Except as set forth in Section 3.12 of the Company Disclosure Schedule, neither the Bank nor FCLS:

(a) is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Agency or the staff thereof (i) asserting that it is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Agency enforces, (ii) threatening to revoke any Permits, or (iii) requiring it to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

SECTION 3.13 Assets. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, the Bank and FCLS have good and marketable title, free and clear of all Liens, to all of its assets. All assets held under leases or subleases are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Bank currently maintains insurance in amounts, scope, and coverage as disclosed in Section 3.13 of the Company Disclosure Schedule. Neither the Bank nor FCLS has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by the Bank under such policies.

SECTION 3.14 Legal Proceedings. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, there is no Litigation instituted or pending or, to the Company’s knowledge, threatened against the Company, the Bank or FCLS or against any asset, employee benefit plan, interest, or right of the Company, the Bank or FCLS, nor are there any Orders of any Regulatory Agencies, or arbitrators outstanding against the Company, the Bank or FCLS.

SECTION 3.15 Environmental Matters.

(a) Except as disclosed in Section 3.15 of the Company Disclosure Schedule, (i) the properties of the Bank and FCLS, are and have been, and the Participation Facilities of the Bank are and have been during the period of the participation by the Bank in the management of the Participation Facility, in compliance with all Environmental Laws, and (ii) to the Company’s knowledge, the Loan Properties of the Bank are, and have been during the period of the holding by the Bank of a security interest in a Loan Property, in compliance with all Environmental Laws.

(b) Except as disclosed in Section 3.15 of the Company Disclosure Schedule, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which the Bank, FCLS or any of their Loan Properties or Participation Facilities has been or, to the Company’s knowledge with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities.

(c) Except as disclosed in Section 3.15 of the Company Disclosure Schedule, to the knowledge of the Company, there is no reasonable basis for any Litigation of a type described above in Section 3.15(b).

(d) During the period of (i) the ownership or operation by the Bank or FCLS of any of its properties, or (ii) the participation by the Bank or FCLS in the management of any Participation Facility, there has been no release of Hazardous Material in, on, under, or affecting any of its properties or the Participation Facility. To the Company’s knowledge, during the period of the holding by the Bank of a security interest in a Loan Property, there has been no release of Hazardous Material in, on, under, or affecting any Loan Property.

SECTION 3.16 Material Contracts. Except as listed on Section 3.16 of the Company Disclosure Schedule, neither the Bank nor FCLS is a party to or bound by any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (each such contract a “Bank Material Contract”). With respect to each Bank Material Contract and except as disclosed in Section 3.16 of the Company Disclosure Schedule: (i) such Bank Material Contract is in full force and effect; (ii) the Bank and FCLS are not in material default thereunder; (iii) the Bank and FCLS have not repudiated or waived any material provision of any such Bank Material Contract; and (iv) to the knowledge of the Company, no other party to any such Bank Material Contract is in default in any respect or has repudiated or waived any material provision thereunder.

SECTION 3.17 Employee Benefit Plans.

(a) The Company has disclosed in Section 3.17 of the Company Disclosure Schedule, and has delivered or made available to Parent and CBM prior to the execution of this Agreement, copies in each case of: (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Bank or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Bank Benefit Plans”); (ii) all insurance contracts, annuity contracts and other funding vehicles relating to the Bank Benefit Plans; (iii) all material agreements entered into with service providers in connection with the Bank Benefit Plans; and (iv) summary plan descriptions, favorable Internal Revenue Service determination letters for each Bank ERISA Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and the most recently available Form 5500 annual reports, certified financial statement and actuarial reports for the Bank Benefit Plans. Any of the Bank Benefit Plans which is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), is referred to herein as a “Bank ERISA Plan.” Each Bank ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code and Section 3(35) of ERISA) is referred to herein as a “Bank Pension Plan.” No Bank Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. No Bank Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code or is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Since the date the foregoing documents were delivered or made available to Parent, no amendments to any Bank Benefit Plan have been made. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, the Bank does not maintain any unwritten Bank Benefit Plans. Neither the Bank nor any ERISA Affiliate is a party to a collective bargaining agreement. The Bank has disclosed in Section 3.17 of the Company Disclosure Schedule a complete and accurate list of (A) each ERISA Affiliate, and (B) each Bank ERISA Plan that has not been adopted by each ERISA Affiliate that maintains a separate payroll.

(b) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, all Bank Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, COBRA (as defined below) and any other applicable Laws, and each Bank ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter (which may be a favorable determination issued to the sponsoring organization of a master, prototype or volume submitter plan) from the Internal Revenue Service, and the Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed in Section 3.17, neither the Bank nor any ERISA Affiliate has any liability to the Internal Revenue Service with respect to any Bank Benefit Plan, including any liability imposed by Chapter 43 of the Internal Revenue Code, and the Bank has not engaged in a transaction with respect to any Bank Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Bank to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c) Except as disclosed in Schedule 3.17 of the Company Disclosure Section, no Bank Pension Plan has any “unfunded current liability” (as that term is defined in Section 302(d)(8)(A) of ERISA) and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Except as disclosed in Schedule 3.17, since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Bank Pension Plan, (ii) no change in the actuarial assumptions with respect to any Bank Pension Plan, and (iii) no increase in benefits under any Bank Pension Plan as a result of plan amendments or changes in applicable Law. Neither any Bank Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Bank, or the single-employer plan of any entity which is considered one employer with the Bank under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. The Bank has not provided, or is not required to provide, security to any Bank Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

(d) Within the six-year period preceding the Closing Date, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Bank with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. The Bank has not incurred any withdrawal liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Bank Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. Neither the Bank nor any ERISA Affiliate has filed a notice of intent to terminate any ERISA Pension Plan or has adopted any amendment to treat such Plan as terminated. The Pension Benefit Guaranty Corporation has not instituted proceedings to treat any ERISA Pension Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Bank Pension Plan.

(e) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, the Bank has no liability for retiree health and life benefits under any of the Bank Benefit Plans other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended and Sections 601 through 608 of ERISA (“COBRA”) or by any similar state Law, and there are no restrictions on the rights of the Bank to amend or terminate any such plan without incurring any liability thereunder. There is no pending or threatened complaint, claim (other than a routine claim for benefits submitted by participants or beneficiaries), proceeding, audit or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any Bank Benefit Plan.

(f) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Bank under any Bank Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Bank Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Bank and their beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Bank Financial Statements to the extent required by and in accordance with GAAP.

(h) Except as disclosed in Section 3.17 of the Company Disclosure Schedule, all contributions and payments made or accrued with respect to all Bank Benefit Plans are deductible under Sections 404 or 162 of the Internal Revenue Code and, if not made, are properly reflected on the financial statements of the Bank and ERISA Affiliates. No event has occurred or circumstance exists that could result in an increase in premium costs of insured or self-insured Bank Benefit Plans that would have a Bank Material Adverse Effect. Levels of insurance reserves, trust funding and accrued liabilities with respect to all ERISA Benefit Plans (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

SECTION 3.18 Agreements and Acquisition with Related Parties. Except as described in Section 3.18 of the Company Disclosure Schedule, neither the Bank nor FCLS is, or since January 1, 2009 has been, a party to any Contract, agreement, lease or transaction with, or any other commitment to, (i) any person who is known to the Company to be the Beneficial Owner of five percent (5%) or more of any class of the capital stock of the Company (each a “Major Shareholder”); (ii) any officer or director of the Company, the Bank or FCLS; (iii) any Affiliate of any officer or director of the Company, the Bank, FCLS or any anyone known by the Company to be an Affiliate of a Major Shareholder; or (iv) anyone known by the Company to be a member of the Family of any of the foregoing who is an individual (any or all of the foregoing being herein referred to as “Related Parties”).

SECTION 3.19 Related Parties. Section 3.19 of the Company Disclosure Schedule sets forth the names of each Related Party known to the Company.

SECTION 3.20 Fair Consideration. The transactions under this Agreement are not being entered into by the Company with the intent to hinder, delay or defraud any creditors or equity holders of the Company, and the consideration being received by the Company with respect to the transactions under this Agreement constitutes “reasonable equivalent value” and “fair consideration” as such terms are used in connection with Sections 544 and 548 of the Bankruptcy Code and other similar state or federal Laws relating to fraudulent conveyance or fraudulent transfer.

SECTION 3.21 No Brokers. Except for the engagement of Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) by the Company and the Bank, none of the Company, the Bank, FCLS or any of their agents or representatives has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Acquisition.

SECTION 3.22 Accuracy of Information. No representation or warranty of the Company and the Bank contained in this Agreement, and none of the statements or information concerning the Company and the Bank contained in this Agreement or the exhibits and the schedules hereto, or in any certificate or other document delivered to Parent in connection with this Agreement or the Acquisition contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.23 Board Action. The Company Board, at a meeting duly called and held: (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Acquisition; (b) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Acquisition, be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Acquisition; and (d) determined that this Agreement and the transactions contemplated hereby, including the Acquisition, are fair to and in the best interests of the stockholders of the Company. All of the directors of the Company Board who were present at the meeting approved the foregoing items. All but one of the directors of the Company Board were present at the meeting.

SECTION 3.24 Anti-takeover Provisions Not Applicable. The Company Board has taken all necessary action to ensure that the Acquisition and other transactions contemplated by this Agreement will be deemed to be exceptions to the provisions of Sections 607.0901 and Section 607.0902 of the FBCA, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (a “Takeover Statute”) does not and will not apply to this Agreement or to the Acquisition or any of the other transactions contemplated hereby.

SECTION 3.25 Opinion of Financial Advisor. The Company Board has received, and has provided Parent with a true and correct copy of, the written opinion of Sandler O’Neill, the Board of Directors’ financial advisor, to the effect that, as of such date, the Acquisition Consideration is fair, from a financial point of view, to the Company.

SECTION 3.26 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only vote of the Company’s stockholders (the “Company Stockholder Approval”) necessary (under applicable Law or otherwise) to approve this Agreement and the transactions contemplated by this Agreement, including the Acquisition.

ARTICLE IV

COVENANTS AND AGREEMENTS

SECTION 4.1 Conduct of Business by the Company Pending the Acquisition. The Company and the Bank covenant and agree on behalf of themselves and FCLS that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent shall otherwise consents in writing, the businesses of the Company, the Bank and FCLS shall be conducted only, and the Company, the Bank and FCLS shall not, take any action except (a) in the Ordinary Course of Business or (b) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company and the Bank will use their commercially reasonable efforts to preserve substantially intact the business organization of the Bank and FCLS, to keep available the services of the present officers, employees and consultants of the Bank and FCLS, to preserve the present relationships of the Bank and FCLS with customers, clients, suppliers and other Persons with which the Bank and FCLS have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Bank or FCLS challenges in good faith in appropriate proceedings and which are fully reserved for to the extent required under GAAP) and to maintain in full force and effect all permits necessary for the conduct of the business of the Bank and FCLS as currently conducted (“Bank Permits”). Without limiting the generality of the foregoing, except as (x) in the Ordinary Course of Business, (y) expressly contemplated by this Agreement or (z) set forth in Section 4.1 of the Company Disclosure Schedule, the Company and the Bank shall not, and shall not permit FCLS, without the prior written consent of Parent, to:

(a) amend (i) its Articles of Incorporation or Bylaws or comparable organizational documents or (ii) any material term of any outstanding security issued by the Bank or FCLS;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, or (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities, other than the issuance of shares of the capital stock of the Company pursuant to the terms of options, warrants and convertible securities listed on Section 4.1 of the Company Disclosure Schedule;

(c) make any unsecured loan or other extension of credit to any Person; if, immediately after making such loan or extension of credit, such Person would be indebted to the Bank, in an aggregate amount in excess of $100,000 or make any fully secured loan to any Person if, immediately after making such loan, such Person would be indebted to the Bank in an aggregate amount in excess of $250,000 (in either case Parent must object thereto, if at all, within two (2) Business Days, and the failure to provide a written objection within two (2) Business Days shall be deemed as the approval of Parent to make such loan or extend such credit); or

(d) incur any additional debt obligation or other obligation for borrowed money; except other borrowings incurred in the Ordinary Course of the Business of the Bank consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, entry into repurchase agreements fully secured by U.S. government or agency securities, and advances from the Federal Home Loan Bank, to the extent consistent with prior practices of the Bank);

(e) other than the acquisition of property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) pursuant to binding agreements in effect on the date hereof and set forth on Section 4.1(e) of the Company Disclosure Schedule, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate;

(f) materially amend, extend or terminate any Bank Material Contract, or waive, release or assign any material rights or claims thereunder, or enter into any new contract that would be deemed a Bank Material Contract if entered into prior to the date of this Agreement;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets;

(h) except as required to comply with applicable Law, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Bank Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and any regulations (whether in proposed or final form) and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) pay any benefit not provided for under any Bank Employee Plan as in effect on the date hereof, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Bank Employee Plan, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Bank Employee Plan or (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Bank Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(i) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by the Company’s registered independent public auditors, applicable law or GAAP;

(j) make any material Tax election or material change in any Tax election, change or consent to change its method of accounting for Tax purposes, file any amended Tax Return or enter into any settlement or compromise of any Tax liability of the Company, the Bank or FCLS in an amount in excess of $50,000;

(k) pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $50,000, but subject to an aggregate maximum of $100,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(l) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(m) adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement;

(n) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(o) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(p) except for purchases of United States Treasury securities or United States Government agency securities (including agency pass-through securities issued or guaranteed by GNMA, FNMA and FHLMC), which in either case have maturities of five (5) years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person, or otherwise acquire direct or indirect control over any Person;

(q) make, authorize or agree to make any capital expenditures in an aggregate amount exceeding $25,000 for each quarterly period;

(r) dispose of, license or permit to abandon, invalidate or lapse, any rights in, to or for the use of any material Intellectual Property;

(s) change, in any material respect, policies regarding (i) the pricing of the execution and/or clearing of trades, or (ii) the amount of interest rebated to customers on, or interest associated with, customer margin accounts;

(t) change, in any material respect, policies regarding the commissions paid to brokers;

(u) engage in hiring, firing, or redeploying of employees, other than the termination of employees for cause, or the hiring of employees in the Ordinary Course of Business;

(v) make any material change to any credit or risk management policies, practices or procedures; or

(w) agree or commit to do any of the foregoing.

SECTION 4.2 No Solicitation by Company.

(a) The Company and the Bank agree that, prior to the Effective Time, neither of them shall, and that they shall cause its and each of their officers, directors, employees, advisors, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of providing information), or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Acquisition Proposal, (ii) provide or disclose any non-public information to any Person relating to the Company or the Bank in connection with an Acquisition Proposal, participate or engage in any discussions or negotiations concerning an Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, endorse, recommend, agree to or accept, or propose publicly to approve, recommend, endorse, agree to or accept, any Acquisition Proposal, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to Parent, (v) approve, recommend, endorse, agree to or accept, or propose to approve, recommend, endorse, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal or (vi) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the officers, directors, employees, agents or representatives of the Company or the Bank (including any investment banker, attorney or accountant retained by the Company or the Bank) shall be a breach of this Section 4.2(a) by the Company and the Bank. The Company and the Bank shall promptly inform their advisors and representatives of the obligations of the Company and the Bank under this Section 4.2(a). The Company and the Bank agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) The Company and the Bank shall notify Parent promptly (and in any event within 24 hours) upon receipt after the date hereof by either of them or their representatives from any third party of any Acquisition Proposal. The Company and the Bank shall notify Parent promptly (and in any event within two business days) of the identity of such third party and provide a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any material modifications thereto. The Company and the Bank shall keep Parent reasonably informed on a current basis (and in any event within five business days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within five business days) notify Parent orally and in writing if it determines to begin negotiations concerning a Superior Proposal pursuant to Section 4.2(c). The Company and the Bank shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor the Bank is party to any agreement, which prohibits the Company and the Bank from providing such information to Parent.

(c) Notwithstanding Section 4.2(a), nothing contained in this Agreement shall prevent the Company or the Company Board from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person a bona fide written Superior Proposal, or an Acquisition Proposal, which was not solicited by the Company and did not otherwise violate the provisions of Section 4.2(a), and which the Company Board concludes in good faith (after consultation with its outside legal counsel and outside financial advisors) could reasonably be expected to result in a Superior Proposal and (after consultation with its outside legal counsel) that the failure to act on the Superior Proposal or Acquisition Proposal, as the case may be, could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, (ii) prior to providing or disclosing any non-public information to any Person in connection with such proposal, the Company Board receives from the Person making such Acquisition Proposal an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 4.2, and (iii) the Company concurrently discloses any such non-public information to Parent if such non-public information has not been disclosed previously to Parent.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Stockholder Approval, in response to a material development or change in circumstances which occurs or arises after the date of this Agreement (an “Intervening Event”), that was not known by the Company Board as of the date of this Agreement, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, withdraw, modify or change its recommendation of this Agreement and the Acquisition (a “Company Change of Recommendation”), but only at a time that is after the fifth business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so; provided that, if such action is in response to or relates to an Acquisition Proposal, then the Company Change of Recommendation shall be taken only in compliance with Section 4.2(e).

(e) Notwithstanding anything in this Agreement to the contrary, in response to an Acquisition Proposal which was not solicited by the Company or otherwise in violation of Section 4.2(a), if the Company Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, the Company Board may at any time prior to the Company Stockholder Approval (i) effect a Company Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company Board may not effect such Company Change of Recommendation or termination unless and until (i) five business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and of the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, and, during such five business day period, the Company reasonably cooperates with Parent and CBM with respect thereto with the intent of enabling Parent and CBM to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that such Acquisition Proposal would no longer represent a Superior Proposal, including negotiating in good faith with Parent and its representatives with respect to any proposed revisions to the terms of this Agreement, (ii) at the end of such five business day period, the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, that (A) in the case of a Company Change of Recommendation, failure to take such action could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) in the case of a termination of this Agreement, that such Acquisition Proposal remains a Superior Proposal as compared to the Acquisition, as supplemented by any counterproposals made by Parent; provided that, in the event the Company Board does not make the determination referred to in this clause (ii) of this paragraph but thereafter determines to effect a Company Change of Recommendation or termination pursuant to this Section 4.2(e), the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification, and (iii) contemporaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

(f) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with its legal advisors), concludes that its failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law; it being understood that any such disclosure that does not reaffirm the Company Board’s recommendation of this Agreement and the Acquisition (and recommend that the Company’s shareholders reject the applicable tender offer or exchange offer within the ten day period specified by Rule 14d-9) or which is otherwise adverse to Parent and CBM shall be deemed a Company Change of Recommendation for purposes of this Agreement.

(g) Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms (including a termination pursuant to Section 4.2(e)), the Company shall comply with its obligations under Section 5.2 whether or not the Company Board makes a Company Change of Recommendation or recommends any other offer or proposal. Any action pursuant to and in accordance with Sections 4.2(d),(e) or (f) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement to be sent to the stockholders of the Company with respect to the Company Stockholders’ Meeting (the “Proxy Statement”), (ii) the Company will respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to the Parent a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable, the Company will prepare and file (after the Parent has had a reasonable opportunity to review and comment on) any amendments or supplements to the Proxy Statement necessary to be filed in response to any SEC comments or as required by Law, (iv) the Company shall mail to its stockholders, as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders’ Meeting and the Acquisition. Each of the parties hereto shall cooperate with the other parties in connection with the preparation of the Proxy Statement, including promptly furnishing Parent or the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law.

SECTION 5.2 Company Stockholder Meeting. The Company shall as promptly as practicable following the date of this Agreement, (i) take all action necessary to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”), for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with applicable Law; (ii) use commercially reasonable efforts to solicit the approval of this Agreement by the stockholders of the Company, and (iii) except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.2(d), (e) or (f) hereof, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company approve this Agreement (the “Company Recommendation”). For avoidance of doubt, the parties acknowledge that (i) the Company’s obligations under this Section 5.2 shall terminate in the event that the Company Board elects to terminate this Agreement pursuant to Section 4.2(e), and (ii) any postponement of the Company Stockholders’ Meeting determined necessary by the Company Board, in consultation with Company counsel, in order to comply with the disclosure requirements of the Exchange Act in the event that any litigation involving the transactions contemplated hereby or the terms hereof shall be instituted by a stockholder of the Company, shall not constitute a breach of this provision.

SECTION 5.3 Additional Agreements. Parent, CBM, the Company and the Bank will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Regulatory Agency in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

SECTION 5.4 Notification of Certain Matters. The Company and the Bank shall give prompt notice to Parent and CBM, and Parent and CBM shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any failure of the Parent, CBM, the Company or the Bank, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence or non-occurrence of any fact, event or circumstance which, individually or in the aggregate, is reasonably likely to have a Bank Material Adverse Effect, (d) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (e) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other communication from any Regulatory Agency in connection with the transactions contemplated by this Agreement, (f) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other communication regarding any pending or threatened Litigation of the type required to be disclosed in Section 3.14; and (g) any event or occurrence that would be reasonably likely to prevent the satisfaction of any of the conditions set forth in Article VI, provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. From the date hereof to the Effective Time, each party shall furnish promptly to the other parties (i) copies of all reports, schedules, and other documents filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the securities Laws, and (ii) copies of all filings made with any Regulatory Agencies in connection with the transactions contemplated by this Agreement and copies of all written communications received from such Regulatory Agencies related thereto.

SECTION 5.5 Access to Information.

(a) From the date hereof to the Effective Time, the Company and the Bank shall, and shall cause FCLS and their respective directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, representatives and agents of Parent and CBM reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Parent and CBM with all financial, operating and other data and information that Parent and CBM, through their directors, officers, employees, consultants or agents, may reasonably request.

(b) Each of Parent and CBM agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from the Company, the Bank, FCLS and their directors, officers, employees, financial advisors, consultants or agents, in accordance with the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Section 7.1 hereof.

(c) Each of the parties shall, and shall cause its respective advisors and representatives, to (x) conduct its activities under this Section 5.5 in such a manner that they will not unreasonably interfere with the normal operations, customers or employee relations of the other parties and their respective Subsidiaries and shall be in accordance with reasonable procedures established by the parties having due regard for the foregoing.

(d) No information received by the Parent or CBM pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company or Parent contained in this Agreement.

SECTION 5.6 Public Announcements. Parent, CBM, the Company and the Bank shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Acquisition and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable Law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent reasonably practicable under the circumstances.

SECTION 5.7 Approval and Consents; Cooperation; Integration.

(a) Subject to the terms and conditions of this Agreement, each of Parent, CBM, the Company and the Bank shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under this Agreement and applicable Laws to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, Orders, registrations, approvals, Permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Regulatory Agency in order to consummate the Acquisition or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”), and (ii) taking all steps as may be reasonably necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of Parent, CBM, the Company and the Bank agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Regulatory Agency or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of Parent, CBM, the Company and the Bank shall use its commercially reasonable efforts to resolve such objections, if any, as any Regulatory Agency may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. The Company, Parent and CBM each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Regulatory Agency in connection with the Acquisition or the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.7(a) hereof, each of the Parent, CBM, the Company and the Bank shall take all action reasonably necessary to obtain the approval of the Acquisition and the other transactions contemplated by this Agreement under the Bank Merger Act and any other applicable Laws governing competition. As soon as practicable after the date hereof, the Parent, CBM, the Company and the Bank, as applicable, shall file all necessary applications and notifications with the FDIC, OTS and the Florida OFR (and, if requested, the Federal Reserve) with respect to the Acquisition and the other transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to cooperate with the other parties hereto in connection with such filing, and each such party shall respond as promptly as practicable to all requests or inquiries received from any Regulatory Agency for additional documentation or information in connection therewith.

(c) In furtherance and not in limitation of Sections 5.7(a) and (b) hereof, each of the Parent, CBM, the Company and the Bank shall use its commercially reasonable efforts to obtain such approvals, including (i) entering into discussions with any Regulatory Agency, (ii) promptly complying with (or promptly seeking to reduce the scope of) all formal or informal requests for additional information or documentary material received by it from any Regulatory Agency, (iii) promptly making notifications or applications (as applicable) to any Regulatory Agency, (iv) applying for such governmental or regulatory licenses, permits or authorizations as may be required including, by or from any Regulatory Agency, and (v) consulting with each other after receiving and before responding to, any material communication with any Regulatory Agency.

SECTION 5.8 Further Assurances. In case at any time before or after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of Parent, CBM, the Company and the Bank shall take any such reasonably necessary action.

SECTION 5.9 Takeover Statutes. If any Takeover Statute enacted under state or federal Law shall become applicable to the Acquisition or any of the other transactions contemplated hereby, the Company, the Bank and the Board of Directors of each of the Company and the Bank shall grant such approvals and take such actions as are necessary so that the Acquisition and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Acquisition and the other transactions contemplated hereby. For avoidance of doubt, no Company Change of Recommendation shall negate or change the approval of the Company Board for the purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

SECTION 5.10 Transaction Expenses. The Company shall pay all expenses and costs incurred by the Company and the Bank in connection with the transactions contemplated by this Agreement, including all fees and other amounts payable to Sandler O’Neill, and all legal and accounting fees and costs payable to the legal advisors and accountants of the Company and the Bank. To the extent that the Bank has previously paid any of these fees, expenses or costs, or should pay any of these items between the date of this Agreement and the Closing, the Company shall reimburse the Bank for such items on or before the Closing.

SECTION 5.11 Release of Change of Control Benefits. At the Closing, the Company will deliver to CBM a duly executed release from each officer and employee of the Bank who is entitled to any change of control benefits as a result of the transactions contemplated by this Agreement, pursuant to which such officer or employee shall waive any right to receive such benefits from the Bank or the Surviving Corporation. To the extent that the Bank has paid any of these benefits, the Company shall reimburse the Bank for such items prior to the Closing.

SECTION 5.12 Transfer of Rights to Tradename. At the Closing, the Company will execute and deliver to CBM a document transferring to CBM all rights which the Company may have in the tradename “First Community Bank of America.”

ARTICLE VI

CONDITIONS OF THE ACQUISITION

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the following conditions:

(a) Stockholder Approval. The Acquisition and this Agreement shall have received the Company Stockholder Approval.

(b) Company Consents. The Company shall have obtained the consents and approvals of the Regulatory Agencies and third parties listed on Section 6.1(b) of the Company Disclosure Schedule, the failure of which to be received would reasonably be expected to have a Bank Material Adverse Effect.

(c) Parent and CBM Consents. Parent and CBM (and all principals thereof, to the extent applicable) shall have received all consents and approvals of Regulatory Agencies listed on Section 6.1(c) of the Parent Disclosure Schedule.

(d) Injunctions; Illegality. No court or Regulatory Agency of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the Acquisition or the other transactions contemplated by this Agreement.

SECTION 6.2 Additional Conditions to Obligation of the Company and the Bank to Effect the Acquisition. The obligation of the Company and the Bank to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company and the Bank:

(a) Performance of Obligations of Parent and CBM. Parent and CBM shall have performed in all material respects their covenants contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of CBM and Parent to that effect.

(b) Representations and Warranties of Parent and CBM. The representations and warranties of Parent and CBM contained in Article II shall be true and correct in all material respects, as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The Company shall have received a certificate of an executive officer of CBM and Parent as to the satisfaction of this Section 6.2(b).

SECTION 6.3 Additional Conditions to Obligations of Parent and CBM to Effect the Acquisition. The obligations of Parent and CBM to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and CBM:

(a) Performance of Obligations of the Company and its Subsidiaries. The Company and the Bank shall have performed in all material respects their respective covenants contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and CBM shall have received a certificate of the President or Chief Executive Officer of the Company and the Bank to that effect.

(b) Representations and Warranties of the Company and the Bank. The representations and warranties of the Company and the Bank contained in Article III shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). Parent and CBM shall have received a certificate of the President or Chief Executive Officer of the Company and the Bank to the satisfaction of this Section 6.3(b).

(c) Material Adverse Event. Since the date hereof, there shall not have been any event, change or occurrence which had, or, in the opinion of Parent, is reasonably likely to have individually or in the aggregate, a Bank Material Adverse Effect.

(d) Bankruptcy. No Bankruptcy Event shall have occurred.

(e) Absence of Certain Regulatory Actions. The Bank shall not be a party or subject to any written agreement, or Order of any Regulatory Agency, including the FDIC or the OTS, unless the applicable Regulatory Agency has confirmed that such written agreement, memorandum of understanding or order will be terminated as of the Closing Date.

(f) Certain Regulatory Actions. The FDIC and the OTS shall have terminated the existing Memorandum of Understanding between the FDIC, the OTS and the Bank.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a) by mutual written consent of the Parent and the Company; or

(b) by any party hereto, if the Effective Time shall not have occurred by May 31, 2011 (the “Termination Date”), provided, however, that the Termination Date may be extended for a period of five (5) days by Parent or the Company by giving written notice to the other party at least three (3) business days prior to the initial Termination Date if (i) the conditions set forth in Section 6.1(b) or Section 6.1(c) have not been satisfied on or prior to the initial Termination Date, and (ii) all other conditions to the consummation of the Acquisition are satisfied on or prior to the Termination Date or capable of then being satisfied at the Closing; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the cause of, or resulted in, the failure of the Acquisition to have become effective on or before such date; or

(c) by any party hereto, if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a Regulatory Agency shall have issued an Order, decree, ruling or injunction or taken any other action (including the failure to have taken action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or injunction shall have become final and non-appealable; or

(d) by the Company, if either Parent or CBM shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and CBM written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e) by Parent, if the Company or the Bank shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and CBM shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and CBM’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) by Parent or the Company, if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not have been obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(g) by Parent prior to the Company Stockholders’ Meeting, if the Company Board shall (A) fail to recommend the Acquisition, (B) effect a Company Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to constitute a Company Change of Recommendation), or (C) resolve to do any of the foregoing; or

(h) by the Company pursuant to Section 4.2(e).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 8.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.3 and Sections 8.3 through 8.17), without any liability on the part of any party or its stockholders, partners, members, affiliates, directors, officers or agents except as set forth in Section 7.3; provided that no party shall be relieved or released from any liability or damages arising from any fraud or intentional breach of this Agreement.

SECTION 7.3 Termination Fee and Other Amounts Payable by the Company upon Termination.

(a) In the event that:

(i) (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) and any Person shall have made an Acquisition Proposal after the date of this Agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of this Agreement by any party pursuant to Section 7.1(b), and (B) within twelve (12) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to any Company Acquisition shall have been entered into;

(ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(f); or

(iii) Parent terminates this Agreement pursuant to Section 7.1(g); or

(iv) the Company terminates this Agreement pursuant to Section 7.1(h); or

(v) Parent terminates this Agreement pursuant to Section 7.1(d) due to the Company’s or the Bank’s willful breach of or willful failure to perform its obligations under any covenant contained in this Agreement, then Company and the Bank shall pay Parent a fee, in immediately available funds, in an amount equal to Seven Hundred Thousand Dollars ($700,000) (the “Termination Fee”).

The Termination Fee shall be payable, in the case of subsection (i) above, on the date that such Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, and in the case of subsections (ii) through (iv), above, upon the termination of this Agreement.

(b) In the event that the Company and the Bank are required to pay the Termination Fee pursuant to Section 7.3(a), the Company and the Bank shall also be required to pay Parent any Parent Expenses at the time that the Company and the Bank are obligated to pay the Termination Fee.

(c) Except with respect to any fraud or intentional breach of this Agreement by the Company or the Bank, the Parent’s right to receive the Termination Fee and the payment of the Parent Expenses pursuant to this Section 7.3 shall be the exclusive remedy of the Parent and CBM against the Company, the Bank or any of their stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by the Company or the Bank or the failure of the Acquisition to be consummated upon termination of this Agreement.

(d) The parties each agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent and CBM would not enter into this Agreement; accordingly, if the Company and the Bank fail promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, the Parent commences a suit that results in a judgment against the Company or the Bank for such amounts, Company and the Bank shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the Parent and CBM (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Survival of Representations, Warranties and Agreements. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement, but only for a period of six (6) months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), provided, that representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.4 shall terminate upon the expiration of the applicable statute of limitations for the substantive law matters set forth in such sections. Any claim for indemnification with respect to any of such matters which is not asserted by notice in the manner required by this Article VIII within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

SECTION 8.2 Indemnification.

(a) After the Closing, the Company (the “Indemnifying Party”) shall indemnify the Parent and CBM and each of their agents and representatives (collectively, the “Indemnitees”), and hold them harmless against any loss, liability, deficiency, fine, penalty damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Loss”) which the Indemnitees may suffer, sustain or become subject to, as a result of or in connection with any breach by the Company or the Bank of any representation, warranty or covenant set forth in this Agreement or any other agreement contemplated hereby or any certificates executed or delivered in connection with the Closing of the Acquisition.

(b) After the Closing, the Parent and CBM (the “Indemnifying Party”) shall indemnify the Company and each of its agents and representatives, as the case may be (collectively, the “Indemnitees”), and hold them harmless against any Loss which any of them may suffer, sustain or become subject to, as a result of or in connection with any breach by Parent or CBM of any representation, warranty or covenant set forth in this Agreement or any other agreement contemplated hereby or any certificates executed or delivered in connection with the Closing of the Acquisition.

(c) Each Indemnitee shall notify the Indemnifying Party in writing within thirty (30) days following the discovery by such Indemnitee of any matter giving rise to an indemnification obligation of the Indemnifying Party pursuant to this Section 8.2 and shall indicate in such notification whether such Indemnitee is requesting indemnification with respect to such matter and the amount of indemnification initially anticipated (if the same is capable of estimation). The failure to give notice as required by this Section 8.2(c) in a timely fashion shall not result in a waiver of any right to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced as a result of such delay. In case any such action is brought against an Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in such Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest between the Indemnifying Party and the Indemnitee actually exists in respect of such Loss, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and after its assumption of the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Nothing herein shall limit the Indemnitee’s right to employ its own counsel at its own cost and expense. If in the Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest exists requiring the Indemnitee to assume its own defense, upon written notice thereof by the Indemnitee to the Indemnifying Party stating the nature of such conflict of interest, the Indemnitee shall be entitled to assume its own defense with one separate counsel at the Indemnifying Party’s expense in accordance with this Section 8.2. The Indemnifying Party shall not, without the consent of the affected Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Loss or which requires action on the part of such Indemnitee or otherwise subjects the Indemnitee to any obligation or restriction to which it would not otherwise be subject.

(d) The Company shall not be required to indemnify the Indemnitees pursuant to Section 8.2(a), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 8.2(a) exceeds One Hundred Thousand Dollars ($100,000) (the “Indemnification Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The Parent and CBM shall not be required to indemnify the Indemnitees pursuant to Section 8.2(b), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 8.2(b) exceeds the Indemnification Threshold Amount, in which event Parent and CBM shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The cumulative indemnification obligation of (1) the Company to Parent and CBM and all of the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with) Parent and CBM, or (2) Parent and CBM to the Company and the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with) the Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Acquisition Consideration.

SECTION 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally, (ii) on the first business day following the date of dispatch if delivered by nationally recognized next-day courier service, and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or CBM, to:

CBM Florida Holding Company

2025 Lakewood Ranch Blvd

Bradenton, FL 34211

Attention: Trevor Burgess

With a copy to:

Shutts & Bowen LLP

1500 Miami Center

201 S. Biscayne Boulevard,

Miami, Florida 33131

Attention: Bowman Brown

(b) if to the Company or the Bank, to:

First Community Bank Corporation of America

9001 Belcher Road

Pinellas Park, Florida 33782

With a copy to:

Shumaker, Loop & Kendrick LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, FL 33602

Attention: Gregory C. Yadley

SECTION 8.4 Expenses. Except as otherwise specifically provided in this Agreement, all fees and expenses incurred by each party in connection with this Agreement and the Acquisition shall be paid by the party incurring such fees and expenses.

SECTION 8.5 Definitions. For purposes of this Agreement, the term:

“Acquisition” shall have the meaning set forth in the Recitals.

“Acquisition Consideration” shall have the meaning set forth in Section 1.6(a).

“Acquisition Proposal” shall mean any proposal regarding a Company Acquisition.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Articles of Incorporation” shall mean the Articles of Incorporation of CBM, as may be amended or restated from time to time.

“Articles of Merger” shall have the meaning set forth in Section 1.2.

“Bank Benefit Plans” shall have the meaning set forth in Section 3.17.

“Bank Common Stock” shall mean the Common Stock, par value $12.00 per share of the Bank.

“Bank Material Adverse Effect” shall mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance:

(i) is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Bank, or

(ii) does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of the Company and the Bank to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, including the Acquisition.

“Bank Material Contracts” shall have the meaning set forth in Section 3.16.

“Bank Reports” shall have the meaning set forth in Section 3.9.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et. seq.), as amended.

“Bankruptcy Event” means the occurrence of any of the following events: the Bank: (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes unable to pay its debts in the ordinary course of business, its total liabilities exceed its total assets, or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an Order for relief or the making of an Order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) except as expressly provided for by this Agreement, has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Bylaws” shall mean the Bylaws of CBM, as may be amended or restated from time to time.

“CBM” shall have the meaning set forth in the Preamble hereto.

“Certificates” shall have the meaning set forth in Section 1.3.

“Change of Recommendation” shall have the meaning set forth in Section 4.2(d).

“Closing” shall have the meaning set forth in Section 1.9.

“Closing Date” shall have the meaning set forth in Section 1.9.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition” shall mean, in each case other than the Acquisition or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company or the Bank; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the assets of the Company or the Bank, constituting 10% or more of the total assets of the Company or the Bank, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 10% or more of the outstanding shares of the common stock of the Company or any shares of the Bank Common Stock.

“Company Board” shall mean the Board of Directors of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Recommendation” shall have the meaning set forth in Section 5.2(a).

“Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.25.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.2.

“Confidentiality Agreement” shall mean the existing letter agreement regarding confidentiality between the Company and Parent, as amended.

“Contract” means any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, or plan of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or assets.

“Control,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.17(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“FBCA” shall have the meaning set forth in the Recitals hereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Family” means an individual’s spouse and former spouses, any other natural person who is related to the individual or the individual’s spouse within the second degree, and any other natural person who resides with such individual.

“Federal Reserve” shall mean The Board of Governors of the Federal Reserve System.

“Florida OFR” shall mean the State of Florida Office of Financial Regulation.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Indemnitees’ Parties” shall have the meaning set forth in Section 8.2.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Intervening Event” shall have the meaning set forth in Section 4.2(d).

“Law” shall mean any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, Order, decree, injunction or other authorization.

“Liabilities” means all debts, adverse claims, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, whether direct, indirect, absolute or contingent, matured or unmatured, whether accrued, vested or otherwise, whether known or unknown, foreseen or unforeseen, and whether or not actually reflected, or required to be reflected, in any balance sheets or other books and records.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Litigation” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Loan Property” means any property owned, leased, or operated by the Bank or in which the Bank holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loss” shall have the meaning set forth in Section 8.2.

“Order” means any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Agency.

“Ordinary Course of Business” shall mean, with respect to a Person, the routine business operations of such Person consistent with such Person’s past practice and custom.

“OTS” shall mean the Office of Thrift Supervision.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article II.

“Parent Expenses” shall mean the out-of-pocket expenses of Parent and CBM incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that in no event shall the Parent Expenses exceed Three Hundred Thousand Dollars ($300,000).

“Participation Facility” means any facility or property in which the Bank participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Pension Plan” shall mean any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Regulatory Agency.

“Proxy Statement” shall have the meaning set forth in Section 5.1.

“Regulatory Agency” means any federal or state governmental or regulatory agency or authority.

“Related Parties” shall have the meaning set forth in Section 3.18.

“Required Approvals” shall have the meaning set forth in Section 5.7(a).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission or any other Regulatory Agency administering the Securities Act and the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

“Superior Proposal” means an Acquisition Proposal (except that solely for purposes of the definition of “Superior Proposal” all references in the definition of “Company Acquisition” to “10%” shall be deemed to be references to 50.1%) which, if consummated, is on terms which the Company Board concludes in good faith (after consultation with its legal and financial advisors) (x) would be, if consummated, more favorable to the stockholders of the Company than the Acquisition, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as well as any other factors deemed relevant by the Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statutes” shall have the meaning set forth in Section 3.24

“Tax Return” means any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Person or its Subsidiaries.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any U.S. federal, state, or local taxing authority or by any non-U. S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; and (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i), and any interest on any fines, penalties, or additions.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Termination Fee” shall have the meaning set forth in Section 7.3(a).

SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 8.8 Entire Agreement. This Agreement, the Support Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 8.9 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors.

SECTION 8.10 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES). EACH PARTY HEREBY AGREES AND CONSENTS TO BE SUBJECT TO THE JURISDICTION OF FEDERAL AND STATE COURTS LOCATED IN THE STATE OF FLORIDA, AND ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

SECTION 8.11 Amendment. This Agreement may be amended by the parties hereto at any time before the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.12 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

SECTION 8.15 Interpretation.

(a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 8.16 No Third Party Beneficiaries. Except for (i) the rights of the Indemnitees pursuant to Section 8.2, Parent, CBM, the Company and the Bank hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.12 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.17 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

CBM FLORIDA HOLDING COMPANY

By:	/s/ Marcelo Faria de Lima
Name: Marcelo Faria de Lima
Title: Chairman

By:	/s/ Trevor R. Burgess
Name: Trevor R. Burgess
Title: Chief Executive Officer and Vice-Chairman

COMMUNITY BANK OF MANATEE

By:	/s/ William H. Sedgeman, Jr.
Name: William H. Sedgeman, Jr.
Title: Chairman and Chief Executive Officer

FIRST COMMUNITY BANK
CORPORATION OF AMERICA

By:	/s/ Kenneth P. Cherven
Name: Kenneth P. Cherven
Title: President & C.E.O.

FIRST COMMUNITY BANK OF AMERICA

By:	/s/ Kenneth P. Cherven
Name: Kenneth P. Cherven
Title: CEO

EXHIBIT A

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of February 10, 2011, is by and between CBM FLORIDA HOLDING COMPANY, a Delaware corporation (“Parent”); COMMUNITY BANK OF MANATEE, Florida chartered commercial bank (“CBM”); and the stockholders of the Company signatories hereto (collectively “Stockholders” and individually, a “Stockholder”).

RECITALS

A. Parent, CBM, First Community Bank Corporation of America, a Florida corporation (the “Company”); First Community Bank of America, a federal savings association (the “Bank”), have entered into an Acquisition Agreement, dated as of the date hereof (the “Acquisition Agreement”).

B. Each Stockholder is the beneficial owner, for itself or the benefit of certain funds and/or accounts managed by him, of that number of shares of common stock, par value $.05 per share, of the Company (the “Common Shares”) and shares of preferred stock, par value of $.01 per share (“Preferred Shares”, and collectively with the Common Shares, the “Shares”), set forth on Schedule I to this Agreement (the Shares beneficially owned by such Stockholder, together with any additional Shares of the Company acquired after the date hereof, being collectively referred to herein as the Stockholder’s “Subject Shares”).

C. As a condition to the willingness of Parent and CBM to enter into the Acquisition Agreement, and as an inducement to it to do so, the Stockholders have agreed for the benefit of the Parent and CBM as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the parties hereto hereby severally, and not jointly, agree as follows:

ARTICLE I

VOTING AGREEMENT AND PROXY

Section 1.1 Agreement to Vote

At any meeting of the holders of the Company’s Shares held prior to the termination of Article I of this Agreement pursuant to Section 2.13 hereof (the “Article I Termination Date”), however called, and at every adjournment or postponement thereof prior to the Article I Termination Date, each Stockholder shall vote or cause to be voted the Subject Shares (a) in favor of (i) the adoption of the Acquisition Agreement by the Company, (ii) the merger of the Bank with and into CBM (the “Acquisition”) and the other transactions contemplated by the Acquisition Agreement, and (iii) any actions required in furtherance of the Acquisition and the other transactions contemplated by the Acquisition Agreement, and (b) against (i) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the

Acquisition Agreement or that is reasonably likely to result in any of the conditions to the obligations of the Company under the Acquisition Agreement not being fulfilled, or (ii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Acquisition Agreement or the likelihood of such transactions being consummated (clauses (a) and (b) together, the “Proxy Matters”).

Section 1.2 Proxies and Voting Agreements

Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Subject Shares with respect to the Proxy Matters. Prior to the Article I Termination Date, each Stockholder agrees not to, directly or indirectly, with respect to the Subject Shares (a) grant any proxies or powers of attorney (other than pursuant to this Agreement and the Acquisition proxy statement), (b) deposit any of such Shares into any voting trust or (c) enter into any other voting agreement or understanding, in each case relating to the Proxy Matters.

Section 1.3 Transfer of Shares by the Stockholder

Prior to the Article I Termination Date, each Stockholder agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Subject Shares held by the Stockholder to any persons controlling, controlled by or under common control with the Stockholder who do not agree to become bound by the terms of this Agreement or to any other Person for the primary purpose of the circumvention of the obligations under this Agreement.

Section 1.4 Stockholder Representations and Warranties

Each Stockholder represents and warrants to the Parent and CBM that (i) the Stockholder has duly authorized, executed and delivered this Agreement and that this Agreement constitutes a valid and binding agreement, (ii) the consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of law applicable to the Stockholder, other than notice filings or other information required to be included in filings pursuant to the Securities Exchange Act of 1934, as amended, (iii) there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney or voting agreements relating to, the Subject Shares, other than this Agreement, (iv) the Shares set forth below the Stockholder’s name on the signature page hereto, constitute all of the securities of the Company owned of record by the Stockholder on the date hereof and (v) the Stockholder has the present power and right to direct, as to the voting of all of the issued and outstanding Shares set forth below the Stockholder’s name on the signature page hereto, the record owner thereof as contemplated herein.

ARTICLE II

MISCELLANEOUS

Section 2.1 Further Assurances

From time to time, at the reasonable request of the Parent and CBM, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement.

Section 2.2 Specific Performance

Each Stockholder agrees that the Parent and CBM would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement, and that the Parent and CBM would not have an adequate remedy at law for money damages in such event. Accordingly, the Parent and CBM shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that the Parent and CBM may have against the Stockholder for any failure to perform its obligations under this Agreement.

Section 2.3 Notices

All notices to be given pursuant hereto shall be given in accordance with Section 8.3 of the Acquisition Agreement, with the address for the Stockholder as set forth on the signature page hereof.

Section 2.4 Definitions and Interpretation

Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Acquisition Agreement. Section 8.5 of the Acquisition Agreement shall govern the interpretation hereof.

Section 2.5 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

Section 2.6 Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

Section 2.7 Governing Law; Jurisdiction; Waiver of Jury Trial

To the maximum extent permitted by applicable law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of law. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Florida and of the federal courts sitting in the State of

Florida, and (ii) subject to service of process in the State of Florida. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the Miami-Dade County, Florida (the “Florida Courts”), for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Florida Courts and agrees not to plead or claim in any Florida Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

Section 2.8 Entire Agreement; Amendments and Waivers

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 2.9 Severability

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

Section 2.10 Attorneys’ Fees

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

Section 2.11 Stockholder Capacity

Each Stockholder signs solely in the Stockholder’s capacity as the record holder or beneficial owner of the Subject Shares and nothing in this Agreement shall limit or affect any actions taken by the Stockholder in the Stockholder’s capacity as an officer or director of the Company.

Section 2.12 Several Obligations

The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability for any violation of the terms and conditions of this Agreement by any other Stockholders.

Section 2.13 Termination

This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the termination of the Acquisition Agreement in accordance with its terms, or (ii) the Effective Time (as defined in the Acquisition Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

CBM Florida Holding Company

By:
Name:	Marcelo Faria de Lima
Title:	Chairman

By:
Name:	Trevor R. Burgess
Title:	Chief Executive Officer and Vice-Chairman

CBM:

COMMUNITY BANK OF MANATEE

By:
Name:	William H. Sedgeman, Jr.
Title:	Chairman and Chief Executive Officer

STOCKHOLDERS:

[See Attached Pages]